Exhibit 99.1
PCB Bancorp Reports Earnings of $5.9 million for Q4 2023 and $30.7 million for 2023
Los Angeles, California - January 25, 2024 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank (the “Bank”), today reported net income of $5.9 million, or $0.41 per diluted common share, for the fourth quarter of 2023, compared with $7.0 million, or $0.49 per diluted common share, for the previous quarter and $8.7 million, or $0.58 per diluted common share, for the year-ago quarter. For 2023, net income was $30.7 million, or $2.12 per diluted common share, compared with $35.0 million and $2.31 per diluted common share, for the previous year.
Q4 2023 and Full Year Highlights
•Net income totaled $5.9 million, or $0.41 per diluted common share, for the current quarter and $30.7 million, or $2.12 per diluted common share for the current year;
•Recorded a provision for credit losses(1),(2) of $1.7 million for the current quarter compared with $751 thousand for the previous quarter and $1.1 million for the year-ago quarter. For the current year, provision (reversal) for the credit losses was $(132) thousand compared with $3.6 million for the previous year;
•Allowance for Credit Losses (“ACL”)(1) on loans to loans held-for-investment ratio was 1.19% at December 31, 2023 compared with 1.18% at September 30, 2023 and 1.22% at December 31, 2022;
•Net interest income was $21.9 million for the current quarter compared with $22.4 million for the previous quarter and $24.3 million for the year-ago quarter. Net interest margin was 3.40% for the current quarter compared with 3.57% for the previous quarter and 4.15% for the year-ago quarter. For the current year, net interest income and net interest margin were $88.5 million and 3.57%, respectively, compared with $89.6 million and 4.08%, respectively, for the previous year;
•Gain on sale of loans was $803 thousand for the current quarter compared with $689 thousand for the previous quarter and $759 thousand for the year-ago quarter. For the current year, gain on sale of loans was $3.6 million compared with $8.0 million for the previous year;
•Total assets were $2.79 billion at December 31, 2023, an increase of $221.5 million, or 8.6%, from $2.57 billion at September 30, 2023, and an increase of $369.5 million, or 15.3%, from $2.42 billion at December 31, 2022;
•Loans held-for-investment were $2.32 billion at December 31, 2023, an increase of $155.8 million, or 7.2%, from $2.17 billion at September 30, 2023, and an increase of $277.4 million, or 13.6%, from $2.05 billion at December 31, 2022;
•Total deposits were $2.35 billion at December 31, 2023, an increase of $159.5 million, or 7.3%, from $2.19 billion at September 30, 2023, and an increase of $305.6 million, or 14.9%, from $2.05 billion at December 31, 2022; and
•The Company repurchased and retired 60,074 shares of common stock during the current quarter. For the current year, the Company repurchased and retired 512,657 shares of common stock.
“We are pleased with our fourth quarter and full-year performance. Our results reflect our solid business strategy of strong relationship banking, which continues to provide strong loan funding opportunities and stable operating performance that has positioned us well to overcome the continued economic uncertainties,” said Henry Kim, President and Chief Executive Officer. “PCB’s performance for the fourth quarter of 2023 benefited from strong loan growth and higher yields on interest-earning assets. However, the continued higher interest rate environment and its effect on our funding costs resulted in moderate compression in net interest margin during the quarter. During the quarter loan balance increased 7.1% to $2.3 billion, deposit balance increased 7.3% to $2.4 billion, and we continue to maintain very strong credit metrics with ACL to loans ratio of 1.19%, and non-performing assets and classified assets to total assets ratios of 0.23% and 0.34%, respectively.”
Mr. Kim added, “As we look ahead in 2024, PCB is well positioned to continue delivering solid results with emphasis on strong balance sheet and sound asset quality with robust capital levels that are above our peers to operate in all economic cycles and changing market conditions.”
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(1)     Provision (reversal) for credit losses and ACL for reporting periods beginning with January 1, 2023 are presented under ASC 326, while prior period comparisons continue to be presented under legacy ASC 450 and ASC 310 in this release.
(2)    Provision for credit losses on off-balance sheet credit exposures of $57 thousand and $85 thousand, respectively, for the year-ago quarter and previous year were recorded in Other Expense on Consolidated Statements of Income (Unaudited).

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Year Ended
	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Net income	$5,908	$7,023	(15.9)%	$8,702	(32.1)%	$30,705	$34,987	(12.2)%
Diluted earnings per common share	$0.41	$0.49	(16.3)%	$0.58	(29.3)%	$2.12	$2.31	(8.2)%

Net interest income	$21,924	$22,449	(2.3)%	$24,265	(9.6)%	$88,504	$89,632	(1.3)%
Provision (reversal) for credit losses (1)	1,698	751	126.1%	1,149	47.8%	(132)	3,602	NM
Noninterest income	2,503	2,502	—%	2,389	4.8%	10,683	14,499	(26.3)%
Noninterest expense	14,469	14,207	1.8%	13,115	10.3%	56,057	51,126	9.6%

Return on average assets (2)	0.89%	1.09%		1.44%		1.20%	1.54%
Return on average shareholders’ equity (2)	6.82%	8.12%		10.31%		9.02%	11.42%
Return on average tangible common equity (“TCE”) (2),(3)	8.54%	10.17%		12.99%		11.31%	13.23%
Net interest margin (2)	3.40%	3.57%		4.15%		3.57%	4.08%
Efficiency ratio (4)	59.23%	56.94%		49.20%		56.52%	49.10%

($ in thousands, except per share data)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change
Total assets	$2,789,506	$2,567,974	8.6%	$2,420,036	15.3%
Net loans held-for-investment	2,295,919	2,142,006	7.2%	2,021,121	13.6%
Total deposits	2,351,612	2,192,129	7.3%	2,045,983	14.9%
Book value per common share (5)	$24.46	$23.87		$22.94
TCE per common share (3)	$19.62	$19.05		$18.21
Tier 1 leverage ratio (consolidated)	13.43%	13.76%		14.33%
Total shareholders’ equity to total assets	12.51%	13.31%		13.86%
TCE to total assets (3), (6)	10.03%	10.62%		11.00%

(1)Provision for credit losses on off-balance sheet credit exposures of $57 thousand and $85 thousand, respectively, for the year-ago quarter and previous year were recorded in Other Expense on Consolidated Statements of Income (Unaudited). See Provision (reversal) for credit losses included in the Result of Operations discussion for additional information.
(2)Ratios are presented on an annualized basis.
(3)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(4)Calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(5)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
(6)The Company did not have any intangible asset component for the presented periods.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Interest income/expense on
Loans	$37,189	$34,651	7.3%	$28,786	29.2%	$136,029	$95,054	43.1%
Investment securities	1,271	1,170	8.6%	957	32.8%	4,679	2,907	61.0%
Other interest-earning assets	2,491	3,031	(17.8)%	1,833	35.9%	10,469	3,790	176.2%
Total interest-earning assets	40,951	38,852	5.4%	31,576	29.7%	151,177	101,751	48.6%
Interest-bearing deposits	18,728	16,403	14.2%	7,295	156.7%	62,165	11,984	418.7%
Borrowings	299	—	—%	16	1,768.8%	508	135	276.3%
Total interest-bearing liabilities	19,027	16,403	16.0%	7,311	160.3%	62,673	12,119	417.1%
Net interest income	$21,924	$22,449	(2.3)%	$24,265	(9.6)%	$88,504	$89,632	(1.3)%
Average balance of
Loans	$2,242,457	$2,137,184	4.9%	$2,004,220	11.9%	$2,137,851	$1,872,557	14.2%
Investment securities	139,227	138,993	0.2%	134,066	3.8%	140,596	132,538	6.1%
Other interest-earning assets	175,336	219,115	(20.0)%	182,018	(3.7)%	198,809	194,205	2.4%
Total interest-earning assets	$2,557,020	$2,495,292	2.5%	$2,320,304	10.2%	$2,477,256	$2,199,300	12.6%
Interest-bearing deposits	$1,650,132	$1,561,582	5.7%	$1,269,739	30.0%	$1,538,234	$1,111,449	38.4%
Borrowings	21,000	—	—%	1,739	1,107.6%	9,192	6,290	46.1%
Total interest-bearing liabilities	$1,671,132	$1,561,582	7.0%	$1,271,478	31.4%	$1,547,426	$1,117,739	38.4%
Total funding (1)	$2,249,026	$2,188,320	2.8%	$2,043,110	10.1%	$2,177,200	$1,949,360	11.7%
Annualized average yield/cost of
Loans	6.58%	6.43%		5.70%		6.36%	5.08%
Investment securities	3.62%	3.34%		2.83%		3.33%	2.19%
Other interest-earning assets	5.64%	5.49%		4.00%		5.27%	1.95%
Total interest-earning assets	6.35%	6.18%		5.40%		6.10%	4.63%
Interest-bearing deposits	4.50%	4.17%		2.28%		4.04%	1.08%
Borrowings	5.65%	—%		3.65%		5.53%	2.15%
Total interest-bearing liabilities	4.52%	4.17%		2.28%		4.05%	1.08%
Net interest margin	3.40%	3.57%		4.15%		3.57%	4.08%
Cost of total funding (1)	3.36%	2.97%		1.42%		2.88%	0.62%
Supplementary information
Net accretion of discount on loans	$806	$775	4.0%	$869	(7.2)%	$3,003	$3,551	(15.4)%
Net amortization of deferred loan fees	$449	$226	98.7%	$167	168.9%	$1,097	$2,181	(49.7)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Loans. The increases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to increases in overall interest rates on loans from the rising interest rate environment and net amortization of deferred loan fees from the increased amount of prepayment penalties. The increase in average yield for the current year compared with the previous year was primarily due to the increase in overall interest rates on loans, partially offset by decreases in net accretion of discount on loans and net amortization of deferred loan fees from the decreased amount of SBA PPP loan payoffs.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	12/31/2023		9/30/2023		12/31/2022
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	21.2%	4.86%	22.4%	4.75%	23.2%	4.51%
Hybrid rate loans	39.0%	4.93%	38.8%	4.71%	39.1%	4.40%
Variable rate loans	39.8%	8.51%	38.8%	8.52%	37.7%	7.86%

Investment Securities. The increases in average yield for the current quarter and year were primarily due to a decrease in net amortization of premiums on securities and higher yield on newly purchased investment securities.
Other Interest-Earning Assets. The increases in average yield for the current quarter and year were primarily due to an increased interest rate on cash held at the Federal Reserve Bank and an increase in dividend received on Federal Home Loan Bank stock.
Interest-Bearing Deposits. The increases in average cost for the current quarter and year were primarily due to an increase in market rates and the migration of noninterest-bearing demand deposits to interest-bearing deposits attributable to the rising market rates. To retain existing and attract new customers, the Bank offers competitive rates on deposit products.
Provision (Reversal) for Credit Losses
The following table presents a composition of provision (reversal) for credit losses for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Provision for credit losses on loans	$1,935	$822	135.4%	$1,149	68.4%	$497	$3,602	(86.2)%
Provision (reversal) for credit losses on off-balance sheet credit exposure (1)	(237)	(71)	233.8%	57	NM	(629)	85	NM
Total provision (reversal) for credit losses	$1,698	$751	126.1%	$1,206	40.8%	$(132)	$3,687	NM

(1)Provision for credit losses on off-balance sheet credit exposures for year-ago quarter and previous year were recorded in Other Expense on Consolidated Statements of Income (Unaudited).
On January 1, 2023, the Company adopted the provisions of ASC 326, also known as the current expected credit losses (“CECL”) accounting standard, through the application of the modified retrospective transition approach. Provision (reversal) for credit losses and ACL for reporting periods beginning with January 1, 2023 are presented under ASC 326, while prior period comparisons continue to be presented under legacy ASC 450 and ASC 310 in this release. See CECL Adoption and Allowance for Credit Losses sections included in the Balance Sheet section of this release for additional information.
The provision for credit losses on loans for the current quarter was primarily due to an increase in loan held-for-investment.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Gain on sale of loans	$803	$689	16.5%	$759	5.8%	$3,570	$7,990	(55.3)%
Service charges and fees on deposits	391	371	5.4%	352	11.1%	1,475	1,326	11.2%
Loan servicing income	751	851	(11.8)%	734	2.3%	3,330	2,969	12.2%
Bank-owned life insurance income	202	187	8.0%	181	11.6%	753	706	6.7%
Other income	356	404	(11.9)%	363	(1.9)%	1,555	1,508	3.1%
Total noninterest income	$2,503	$2,502	—%	$2,389	4.8%	$10,683	$14,499	(26.3)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Gain on sale of SBA loans
Sold loan balance	$20,751	$17,697	17.3%	$17,448	18.9%	$82,343	$122,886	(33.0)%
Premium received	1,250	1,112	12.4%	1,102	13.4%	5,612	9,944	(43.6)%
Gain recognized	803	689	16.5%	759	5.8%	3,570	7,982	(55.3)%
Gain on sale of residential mortgage loans
Sold loan balance	$—	$—	—%	$858	(100.0)%	$—	$858	(100.0)%
Gain recognized	—	—	—%	8	(100.0)%	—	8	(100.0)%

Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Loan servicing income
Servicing income received	$1,290	$1,321	(2.3)%	$1,284	0.5%	$5,212	$5,103	2.1%
Servicing assets amortization	(539)	(470)	14.7%	(550)	(2.0)%	(1,882)	(2,134)	(11.8)%
Loan servicing income	$751	$851	(11.8)%	$734	2.3%	$3,330	$2,969	12.2%
Underlying loans at end of period	$532,231	$536,424	(0.8)%	$531,095	0.2%	$532,231	$531,095	0.2%

The Company services SBA loans and certain residential property loans sold to the secondary market.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Salaries and employee benefits	$8,397	$8,572	(2.0)%	$7,879	6.6%	$34,572	$33,056	4.6%
Occupancy and equipment	2,145	1,964	9.2%	1,897	13.1%	7,924	6,481	22.3%
Professional fees	898	685	31.1%	607	47.9%	3,087	2,239	37.9%
Marketing and business promotion	772	980	(21.2)%	724	6.6%	2,327	2,150	8.2%
Data processing	393	367	7.1%	434	(9.4)%	1,552	1,706	(9.0)%
Director fees and expenses	207	152	36.2%	176	17.6%	756	706	7.1%
Regulatory assessments	285	281	1.4%	159	79.2%	1,103	597	84.8%
Other expense	1,372	1,206	13.8%	1,239	10.7%	4,736	4,191	13.0%
Total noninterest expense	$14,469	$14,207	1.8%	$13,115	10.3%	$56,057	$51,126	9.6%

Salaries and Employee Benefits. The decrease for the current quarter compared with the previous quarter was primarily due to a decrease in vacation accrual, partially offset by increases in salaries and other employee benefit expense, and incentives tied to sales of SBA loans originated at loan production offices. The increase for the current quarter compared with the year-ago quarter was primarily due to increases in salaries and other employee benefit expense, partially offset by a decrease in vacation accrual. The increase for the current year compared with the previous year was primarily due to increases in salaries and other employee benefit expense, partially offset by decreases in bonus and vacation accruals, and incentives tied to sales of SBA loans originated at loan production offices. The number of full-time equivalent employees was 270, 270 and 272 as of December 31, 2023, September 30, 2023 and December 31, 2022, respectively.
Occupancy and Equipment. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to expansions of headquarters and relocation of a regional office and branches. The Company plans to relocate and consolidate a regional office and two branches into one location in Orange County, California in 2024. The increase for the current year compared with the previous year was primarily due to the expansions of headquarters and the relocation of a regional office and branches, as well as 3 new branch openings during the second half of 2022. The Company opened 3 new full-service branches in Dallas and Carrollton, Texas and Palisades Park, New Jersey during the second half of 2022.
Professional Fees. The increases for the current quarter and year were primarily due to increases in consulting and internal audit fees for enhancing internal controls and process, and professional fees related to a planned core system conversion.
Marketing and Business Promotion. The decrease for the current quarter compared with the previous quarter was primarily due to the Company’s 20th anniversary celebration during the previous quarter.
Director Fees and Expenses. The increase for the current quarter compared with the previous quarter was primarily due to additional expenses related to stock options issued to directors during the current quarter.
Regulatory Assessments. The increases for the current quarter and year compared with the same periods of 2022 were due to an increase in FDIC assessment rates. The FDIC increased the initial base deposit insurance assessment rate schedules by two basis points beginning in the first quarterly assessment period of 2023.
Other Expense. The increase for the current quarter compared with the previous quarter was primarily due to increases in office expense and loan related expense. The increase for the current year was primarily due to increases in office expenses and armed guard expenses from the branch network expansion. Provision for credit losses on off-balance credit exposures of $57 thousand and $85 thousand was included in other expense for the year-ago quarter and previous year, respectively, while the provision (reversal) for the current reporting periods beginning January 1, 2023 was included in provision (reversal) for credit losses.

Balance Sheet (Unaudited)
Total assets were $2.79 billion at December 31, 2023, an increase of $221.5 million, or 8.6%, from $2.57 billion at September 30, 2023, and an increase of $369.5 million, or 15.3%, from $2.42 billion at December 31, 2022. The increases for the current quarter and year were primarily due to increases in cash and cash equivalents, loans held-for-investment and operating lease assets. The increase in operating lease assets was primarily due to renewal and additional leases of the Company’s headquarters and a new location for the relocation of a regional office and branches.
CECL Adoption
On January 1, 2023, the Company adopted the provisions of ASC 326 through the application of the modified retrospective transition approach. The initial adjustment to the ACL reflects the expected lifetime credit losses associated with the composition of financial assets within the scope of ASC 326 as of January 1, 2023, as well as management’s current expectation of future economic conditions. The Company recorded a net decrease of $1.9 million to the beginning balance of retained earnings as of January 1, 2023 for the cumulative effect adjustment, reflecting an initial adjustment to the ACL on loans of $1.1 million and the ACL on off-balance sheet credit exposures of $1.6 million, net of related deferred tax assets arising from temporary differences of $788 thousand. As a part of the adoption of ASC 326, the Company reviewed and revised certain loan segments for the Company’s ACL model. See Loan Segments Revision section of this release for a reconciliation of revised loan segments to legacy loan segments, which were utilized before the adoption of ASC 326.
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change
Commercial real estate:
Commercial property	$855,270	$814,547	5.0%	$772,020	10.8%
Business property	558,772	537,351	4.0%	526,513	6.1%
Multifamily	132,500	132,558	—%	124,751	6.2%
Construction	24,843	19,246	29.1%	17,054	45.7%
Total commercial real estate	1,571,385	1,503,702	4.5%	1,440,338	9.1%
Commercial and industrial	342,002	279,608	22.3%	249,250	37.2%
Consumer:
Residential mortgage	389,420	363,369	7.2%	333,726	16.7%
Other consumer	20,645	20,926	(1.3)%	22,749	(9.2)%
Total consumer	410,065	384,295	6.7%	356,475	15.0%
Loans held-for-investment	2,323,452	2,167,605	7.2%	2,046,063	13.6%
Loans held-for-sale	5,155	6,693	(23.0)%	22,811	(77.4)%
Total loans	$2,328,607	$2,174,298	7.1%	$2,068,874	12.6%

The increase in loans held-for-investment for the current quarter was primarily due to new funding and advances on lines of credit of $468.4 million, partially offset by pay-downs and pay-offs of $312.5 million. The increase for the current year-to-date period was primarily due to new funding and advances on lines of credit of $1.19 billion and purchases of residential mortgage loans of $15.7 million, partially offset by pay-downs and pay-offs of $923.0 million.
The decrease in loans held-for-sale for the current quarter was primarily due to sales of $20.8 million, partially offset by new funding of $19.3 million. The decrease for the current year-to-date was primarily due to sales of $82.3 million and pay-downs and pay-offs of $4.4 million, partially offset by new funding of $69.0 million.

The following table presents a composition of off-balance sheet credit exposure as of the dates indicated:

($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change
Commercial property	$11,634	$9,827	18.4%	$7,006	66.1%
Business property	9,899	8,388	18.0%	8,396	17.9%
Multifamily	1,800	1,800	—%	4,500	(60.0)%
Construction	23,739	29,293	(19.0)%	18,211	30.4%
Commercial and industrial	351,025	283,119	24.0%	254,668	37.8%
Other consumer	3,421	271	1,162.4%	692	394.4%
Total commitments to extend credit	401,518	332,698	20.7%	293,473	36.8%
Letters of credit	6,583	6,083	8.2%	5,392	22.1%
Total off-balance sheet credit exposure	$408,101	$338,781	20.5%	$298,865	36.6%

Credit Quality
The following table presents a summary of non-performing loans and assets, and classified assets as of the dates indicated:

($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change
Nonaccrual loans
Commercial real estate:
Commercial property	$958	$686	39.7%	$—	—%
Business property	2,865	2,964	(3.3)%	2,985	(4.0)%
Total commercial real estate	3,823	3,650	4.7%	2,985	28.1%
Commercial and industrial	68	72	(5.6)%	—	—%
Consumer:
Residential mortgage	—	—	—%	372	(100.0)%
Other consumer	25	8	212.5%	3	733.3%
Total consumer	25	8	212.5%	375	(93.3)%
Total nonaccrual loans held-for-investment	3,916	3,730	5.0%	3,360	16.5%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%
Non-performing loans (“NPLs”) held-for-investment	3,916	3,730	5.0%	3,360	16.5%
NPLs held-for-sale	—	—	—%	4,000	(100.0)%
Total NPLs	3,916	3,730	5.0%	7,360	(46.8)%
Other real estate owned (“OREO”)	2,558	—	—%	—	—%
Non-performing assets (“NPAs”)	$6,474	$3,730	73.6%	$7,360	(12.0)%
Loans past due and still accruing
Past due 30 to 59 days	$1,394	$654	113.1%	$47	2,866.0%
Past due 60 to 89 days	34	54	(37.0)%	87	(60.9)%
Past due 90 days or more	—	—	—%	—	—%
Total loans past due and still accruing	$1,428	$708	101.7%	134	965.7%
Special mention loans	$5,156	$5,281	(2.4)%	$6,857	(24.8)%
Classified assets
Classified loans held-for-investment	$7,000	$6,742	3.8%	$6,211	12.7%
Classified loans held-for-sale	—	—	—%	4,000	(100.0)%
OREO	2,558	—	—%	—	—%
Classified assets	$9,558	$6,742	41.8%	$10,211	(6.4)%
NPLs held-for-investment to loans held-for-investment	0.17%	0.17%		0.16%
NPAs to total assets	0.23%	0.15%		0.30%
Classified assets to total assets	0.34%	0.26%		0.42%

During the current quarter, the Company recognized an OREO of $2.6 million by transferring a SBA 7(a) loan, of which its guaranteed portion was previously sold. The Company’s exposure is 25% of the OREO and 75% will be submitted to the SBA upon the sale of property. During the first quarter of 2023, NPLs held-for-sale of $4.0 million were paid-off.

Allowance for Credit Losses
The following table presents activities in ACL for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
ACL on loans
Balance at beginning of period	$25,599	$24,867	2.9%	$23,761	7.7%	$24,942	$22,381	11.4%
Impact of ASC 326 adoption	—	—	NM	—	NM	1,067	—	NM
Charge-offs	(13)	(112)	(88.4)%	(28)	(53.6)%	(132)	(1,199)	(89.0)%
Recoveries	12	22	(45.5)%	60	(80.0)%	1,159	158	633.5%
Provision for credit losses on loans	1,935	822	135.4%	1,149	68.4%	497	3,602	(86.2)%
Balance at end of period	$27,533	$25,599	7.6%	$24,942	10.4%	$27,533	$24,942	10.4%
Percentage to loans held-for-investment at end of period	1.19%	1.18%		1.22%			1.22%
ACL on off-balance sheet credit exposure (1)
Balance at beginning of period	$1,514	$1,585	(4.5)%	$242	525.6%	$299	$214	39.7%
Impact of ASC 326 adoption	—	—	NM	—	NM	1,607	—	NM
Provision (reversal) for credit losses on off-balance sheet credit exposure	(237)	(71)	233.8%	57	NM	(629)	85	NM
Balance at end of period	$1,277	$1,514	(15.7)%	$299	327.1%	$1,277	$299	327.1%

(1)ACL on off-balance sheet credit exposures was recorded in Accrued Interest Payable and Other Liabilities on Consolidated Balance Sheets (Unaudited).
Investment Securities
Total investment securities were $143.3 million at December 31, 2023, an increase of $4.1 million, or 2.9%, from $139.2 million at September 30, 2023, and an increase of $1.5 million, or 1.0%, from $141.9 million at December 31, 2022. The increase for the current quarter was primarily due to purchases of $1.3 million and a fair value increase of $6.4 million, partially offset by principal pay-downs and calls of $3.6 million and net premium amortization of $40 thousand. The increase for the current year was primarily due to purchases of $17.3 million and a fair value increase of $2.3 million, partially offset by principal pay-downs and calls of $17.9 million and net premium amortization of $209 thousand.

Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	12/31/2023		9/30/2023		12/31/2022
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$594,673	25.3%	$611,021	27.9%	$734,989	35.9%
Interest-bearing deposits
Savings	6,846	0.3%	6,846	0.3%	8,579	0.4%
NOW	16,825	0.7%	16,076	0.7%	11,405	0.6%
Retail money market accounts	397,531	16.8%	436,115	19.8%	494,749	24.1%
Brokered money market accounts	1	0.1%	1	0.1%	8	0.1%
Retail time deposits of
$250,000 or less	456,293	19.4%	406,407	18.5%	295,354	14.4%
More than $250,000	515,702	21.9%	454,406	20.8%	353,876	17.3%
State and brokered time deposits	363,741	15.5%	261,257	11.9%	147,023	7.2%
Total interest-bearing deposits	1,756,939	74.7%	1,581,108	72.1%	1,310,994	64.1%
Total deposits	$2,351,612	100.0%	$2,192,129	100.0%	$2,045,983	100.0%

Estimated total deposits not covered by deposit insurance	$947,294	40.3%	$983,851	44.9%	$1,062,111	51.9%

The decrease in noninterest-bearing demand deposits was primarily due to strong deposit market competition and the migration to interest-bearing deposits attributable to the rising market rates. To retain existing and attract new customers, the Bank offers competitive rates on deposit products.
The increase in retail time deposits for the current quarter was primarily due to new accounts of $188.0 million, renewals of the matured accounts of $264.1 million and balance increases of $9.5 million, partially offset by matured and closed accounts of $350.4 million. The increase for the current year was primarily due to new accounts of $657.0 million, renewals of the matured accounts of $555.3 million and balance increases of $26.7 million, partially offset by matured and closed accounts of $916.2 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of December 31, 2023:

($ in thousands)	12/31/2023	12/31/2022	% Change
Cash and cash equivalents	$242,342	$147,031	64.8%
Cash and cash equivalents to total assets	8.7%	6.1%

Available borrowing capacity
FHLB advances	$602,976	$561,745	7.3%
Federal Reserve Discount Window	528,893	23,902	2,112.8%
Overnight federal funds lines	65,000	65,000	—%
Total	$1,196,869	$650,647	84.0%
Total available borrowing capacity to total assets	42.9%	26.9%

During the current year, the Company increased cash and cash equivalents by $95.3 million, or 64.8%, to $242.3 million and available borrowing capacity by $546.2 million, or 84.0%, to $1.20 billion. During the current year, the Company began participating in the Borrower-in Custody Program with the Federal Reserve Bank providing additional borrowing capacity. As of December 31, 2023, the Company's cash and cash equivalents and available borrowing capacity covered approximately 151.9% of deposits not covered by deposit insurance compared to 75.1% at December 31, 2022.

Shareholders’ Equity
Shareholders’ equity was $348.9 million at December 31, 2023, an increase of $7.0 million, or 2.1%, from $341.9 million at September 30, 2023, and an increase of $13.4 million, or 4.0%, from $335.4 million at December 31, 2022. The increase for the current quarter was primarily due to net income and a decrease in other comprehensive loss of $4.5 million, partially offset by cash dividends declared on common stock of $2.6 million and repurchase of common stock of $925 thousand. The increase for the current year was primarily due to net income, cash proceeds from exercise of stock options of $1.4 million and a decrease in other comprehensive loss of $1.6 million, partially offset by cash dividend declared on common stock of $9.9 million, repurchase of common stock of $8.8 million, and cumulative effect adjustment upon adoption of ASC 326 of $1.9 million.
Stock Repurchases
On July 28, 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock, which represented 747,938 shares, through February 1, 2023. On January 26, 2023, the Company announced the amendment to the repurchase program, which extended the program expiration from February 1, 2023 to February 1, 2024. The Company completed the repurchase program during the first quarter of 2023. Under this repurchase program, the Company repurchased and retired 747,938 shares of common stock at a weighted-average price of $18.15 per share, totaling $13.6 million.
On August 2, 2023, the Company’s Board of Directors approved a new stock repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock, which represented 720,000 shares, through August 2, 2024. The Company repurchased and retired 127,276 shares of common stock at a weighted-average price of $15.58 per share, totaling $2.0 million under this repurchase program through December 31, 2023.
For the current year, the Company repurchased and retired 512,657 shares of common stock at a weighted-average price of $17.22, totaling $8.8 million.
Issuance of Preferred Stock Under the Emergency Capital Investment Program
On May 24, 2022, the Company issued 69,141 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference of $1,000 per share (“Series C Preferred Stock”) for the capital investment of $69.1 million from the U.S. Treasury under the Emergency Capital Investment Program (“ECIP”). The ECIP investment is treated as tier 1 capital for regulatory capital purposes.
The Series C Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the dividend rate will be adjusted based on the lending growth criteria listed in the terms of the ECIP investment with an annual dividend rate up to 2%. After the tenth anniversary of the investment date, the dividend rate will be fixed based on average annual amount of lending in years 2 through 10.
Capital Ratios
Based on the Federal Reserve’s Small Bank Holding Company policy, the Company is not currently subject to consolidated minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will be subject to consolidated capital requirements independent of the Bank. For comparison purposes, the Company’s capital ratios are included in following table, which presents capital ratios for the Company and the Bank as of the dates indicated:

	12/31/2023	9/30/2023	12/31/2022	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	12.23%	13.07%	13.29%	N/A
Total capital (to risk-weighted assets)	16.39%	17.48%	17.83%	N/A
Tier 1 capital (to risk-weighted assets)	15.16%	16.24%	16.62%	N/A
Tier 1 capital (to average assets)	13.43%	13.76%	14.33%	N/A
PCB Bank
Common tier 1 capital (to risk-weighted assets)	14.85%	15.87%	16.30%	6.5%
Total capital (to risk-weighted assets)	16.07%	17.11%	17.52%	10.0%
Tier 1 capital (to risk-weighted assets)	14.85%	15.87%	16.30%	8.0%
Tier 1 capital (to average assets)	13.16%	13.44%	14.05%	5.0%

About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to the health of the national and local economies including the impact to the Company and its customers resulting from changes to, and the level of, inflation and interest rates; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect the Company’s liquidity, financial performance and stock price; changes to valuations of the Company’s assets and liabilities including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; the Company's ability to attract and retain skilled employees; customers' service expectations; cyber security risks; the Company's ability to successfully deploy new technology; acquisitions and branch and loan production office expansions; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; costs related to litigation; changes in laws, rules, regulations, or interpretations to which the Company is subject; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business. These and other important factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings the Company makes with the SEC, which are available at the SEC’s Internet site (http://www.sec.gov) or from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	12/31/2023	9/30/2023	% Change	12/31/2022	% Change
Assets
Cash and due from banks	$26,518	$22,691	16.9%	$23,202	14.3%
Interest-bearing deposits in other financial institutions	215,824	169,659	27.2%	123,829	74.3%
Total cash and cash equivalents	242,342	192,350	26.0%	147,031	64.8%
Securities available-for-sale, at fair value	143,323	139,218	2.9%	141,863	1.0%
Loans held-for-sale	5,155	6,693	(23.0)%	22,811	(77.4)%
Loans held-for-investment	2,323,452	2,167,605	7.2%	2,046,063	13.6%
Allowance for credit losses on loans	(27,533)	(25,599)	7.6%	(24,942)	10.4%
Net loans held-for-investment	2,295,919	2,142,006	7.2%	2,021,121	13.6%
Premises and equipment, net	5,999	6,229	(3.7)%	6,916	(13.3)%
Federal Home Loan Bank and other bank stock	12,716	12,716	—%	10,183	24.9%
Other real estate owned, net	2,558	—	NM	—	NM
Bank-owned life insurance	30,817	30,615	0.7%	30,064	2.5%
Deferred tax assets, net	—	4,486	(100.0)%	3,115	(100.0)%
Servicing assets	6,666	6,920	(3.7)%	7,347	(9.3)%
Operating lease assets	18,913	5,626	236.2%	6,358	197.5%
Accrued interest receivable	9,468	8,731	8.4%	7,472	26.7%
Other assets	15,630	12,384	26.2%	15,755	(0.8)%
Total assets	$2,789,506	$2,567,974	8.6%	$2,420,036	15.3%
Liabilities
Deposits
Noninterest-bearing demand	$594,673	$611,021	(2.7)%	$734,989	(19.1)%
Savings, NOW and money market accounts	421,203	459,038	(8.2)%	514,741	(18.2)%
Time deposits of $250,000 or less	760,034	607,664	25.1%	382,377	98.8%
Time deposits of more than $250,000	575,702	514,406	11.9%	413,876	39.1%
Total deposits	2,351,612	2,192,129	7.3%	2,045,983	14.9%
Federal Home Loan Bank advances	39,000	—	NM	20,000	95.0%
Deferred tax liabilities, net	876	—	NM	—	NM
Operating lease liabilities	20,137	5,852	244.1%	6,809	195.7%
Accrued interest payable and other liabilities	29,009	28,141	3.1%	11,802	145.8%
Total liabilities	2,440,634	2,226,122	9.6%	2,084,594	17.1%
Commitments and contingent liabilities
Shareholders’ equity
Preferred stock	69,141	69,141	—%	69,141	—%
Common stock	142,563	143,401	(0.6)%	149,631	(4.7)%
Retained earnings	146,092	142,750	2.3%	127,181	14.9%
Accumulated other comprehensive loss, net	(8,924)	(13,440)	(33.6)%	(10,511)	(15.1)%
Total shareholders’ equity	348,872	341,852	2.1%	335,442	4.0%
Total liabilities and shareholders’ equity	$2,789,506	$2,567,974	8.6%	$2,420,036	15.3%

Outstanding common shares	14,260,440	14,319,014		14,625,474
Book value per common share (1)	$24.46	$23.87		$22.94
TCE per common share (2)	$19.62	$19.05		$18.21
Total loan to total deposit ratio	99.02%	99.19%		101.12%
Noninterest-bearing deposits to total deposits	25.29%	27.87%		35.92%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Year Ended
	12/31/2023	9/30/2023	% Change	12/31/2022	% Change	12/31/2023	12/31/2022	% Change
Interest and dividend income
Loans, including fees	$37,189	$34,651	7.3%	$28,786	29.2%	$136,029	$95,054	43.1%
Investment securities	1,271	1,170	8.6%	957	32.8%	4,679	2,907	61.0%
Other interest-earning assets	2,491	3,031	(17.8)%	1,833	35.9%	10,469	3,790	176.2%
Total interest income	40,951	38,852	5.4%	31,576	29.7%	151,177	101,751	48.6%
Interest expense
Deposits	18,728	16,403	14.2%	7,295	156.7%	62,165	11,984	418.7%
Other borrowings	299	—	—%	16	1,768.8%	508	135	276.3%
Total interest expense	19,027	16,403	16.0%	7,311	160.3%	62,673	12,119	417.1%
Net interest income	21,924	22,449	(2.3)%	24,265	(9.6)%	88,504	89,632	(1.3)%
Provision (reversal) for credit losses	1,698	751	126.1%	1,149	47.8%	(132)	3,602	NM
Net interest income after provision (reversal) for credit losses	20,226	21,698	(6.8)%	23,116	(12.5)%	88,636	86,030	3.0%
Noninterest income
Gain on sale of loans	803	689	16.5%	759	5.8%	3,570	7,990	(55.3)%
Service charges and fees on deposits	391	371	5.4%	352	11.1%	1,475	1,326	11.2%
Loan servicing income	751	851	(11.8)%	734	2.3%	3,330	2,969	12.2%
Bank-owned life insurance income	202	187	8.0%	181	11.6%	753	706	6.7%
Other income	356	404	(11.9)%	363	(1.9)%	1,555	1,508	3.1%
Total noninterest income	2,503	2,502	—%	2,389	4.8%	10,683	14,499	(26.3)%
Noninterest expense
Salaries and employee benefits	8,397	8,572	(2.0)%	7,879	6.6%	34,572	33,056	4.6%
Occupancy and equipment	2,145	1,964	9.2%	1,897	13.1%	7,924	6,481	22.3%
Professional fees	898	685	31.1%	607	47.9%	3,087	2,239	37.9%
Marketing and business promotion	772	980	(21.2)%	724	6.6%	2,327	2,150	8.2%
Data processing	393	367	7.1%	434	(9.4)%	1,552	1,706	(9.0)%
Director fees and expenses	207	152	36.2%	176	17.6%	756	706	7.1%
Regulatory assessments	285	281	1.4%	159	79.2%	1,103	597	84.8%
Other expense	1,372	1,206	13.8%	1,239	10.7%	4,736	4,191	13.0%
Total noninterest expense	14,469	14,207	1.8%	13,115	10.3%	56,057	51,126	9.6%
Income before income taxes	8,260	9,993	(17.3)%	12,390	(33.3)%	43,262	49,403	(12.4)%
Income tax expense	2,352	2,970	(20.8)%	3,688	(36.2)%	12,557	14,416	(12.9)%
Net income	$5,908	$7,023	(15.9)%	$8,702	(32.1)%	$30,705	$34,987	(12.2)%

Earnings per common share
Basic	$0.41	$0.49		$0.59		$2.14	$2.35
Diluted	$0.41	$0.49		$0.58		$2.12	$2.31
Average common shares
Basic	14,223,831	14,294,802		14,700,010		14,301,691	14,822,018
Diluted	14,316,581	14,396,216		14,904,106		14,417,938	15,065,175

Dividend paid per common share	$0.18	$0.18		$0.15		$0.69	$0.60
Return on average assets (1)	0.89%	1.09%		1.44%		1.20%	1.54%
Return on average shareholders’ equity (1)	6.82%	8.12%		10.31%		9.02%	11.42%
Return on average TCE (1), (2)	8.54%	10.17%		12.99%		11.31%	13.23%
Efficiency ratio (3)	59.23%	56.94%		49.20%		56.52%	49.10%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	12/31/2023			9/30/2023			12/31/2022
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$2,242,457	$37,189	6.58%	$2,137,184	$34,651	6.43%	$2,004,220	$28,786	5.70%
Mortgage-backed securities	100,500	855	3.38%	98,534	750	3.02%	90,346	585	2.57%
Collateralized mortgage obligation	23,970	259	4.29%	24,959	262	4.16%	25,570	221	3.43%
SBA loan pool securities	7,453	81	4.31%	7,842	81	4.10%	9,545	71	2.95%
Municipal bonds (2)	3,110	29	3.70%	3,602	30	3.30%	4,050	33	3.23%
Corporate bonds	4,194	47	4.45%	4,056	47	4.60%	4,555	47	4.09%
Other interest-earning assets	175,336	2,491	5.64%	219,115	3,031	5.49%	182,018	1,833	4.00%
Total interest-earning assets	2,557,020	40,951	6.35%	2,495,292	38,852	6.18%	2,320,304	31,576	5.40%
Noninterest-earning assets
Cash and due from banks	23,034			21,298			21,139
ACL on loans	(25,663)			(24,869)			(23,800)
Other assets	87,759			71,512			78,069
Total noninterest-earning assets	85,130			67,941			75,408
Total assets	$2,642,150			$2,563,233			$2,395,712
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$450,408	4,418	3.89%	$481,341	4,398	3.62%	$540,312	2,852	2.09%
Savings	6,947	4	0.23%	7,197	4	0.22%	10,692	3	0.11%
Time deposits	1,192,777	14,306	4.76%	1,073,044	12,001	4.44%	718,735	4,440	2.45%
Total interest-bearing deposits	1,650,132	18,728	4.50%	1,561,582	16,403	4.17%	1,269,739	7,295	2.28%
Other borrowings	21,000	299	5.65%	—	—	—%	1,739	16	3.65%
Total interest-bearing liabilities	1,671,132	19,027	4.52%	1,561,582	16,403	4.17%	1,271,478	7,311	2.28%
Noninterest-bearing liabilities
Noninterest-bearing demand	577,894			626,738			771,632
Other liabilities	49,389			31,769			17,770
Total noninterest-bearing liabilities	627,283			658,507			789,402
Total liabilities	2,298,415			2,220,089			2,060,880
Total shareholders’ equity	343,735			343,144			334,832
Total liabilities and shareholders’ equity	$2,642,150			$2,563,233			$2,395,712
Net interest income		$21,924			$22,449			$24,265
Net interest spread (3)			1.83%			2.01%			3.12%
Net interest margin (4)			3.40%			3.57%			4.15%
Total deposits	$2,228,026	$18,728	3.33%	$2,188,320	$16,403	2.97%	$2,041,371	$7,295	1.42%
Total funding (5)	$2,249,026	$19,027	3.36%	$2,188,320	$16,403	2.97%	$2,043,110	$7,311	1.42%

(1)Total loans include both loans held-for-sale and loans held-for-investment.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Year Ended
	12/31/2023			12/31/2022
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets
Total loans (1)	$2,137,851	$136,029	6.36%	$1,872,557	$95,054	5.08%
Mortgage-backed securities	98,903	3,001	3.03%	89,066	1,826	2.05%
Collateralized mortgage obligation	25,466	1,039	4.08%	23,479	545	2.32%
SBA loan pool securities	8,166	325	3.98%	10,309	208	2.02%
Municipal bonds (2)	3,788	126	3.33%	4,874	140	2.87%
Corporate bonds	4,273	188	4.40%	4,810	188	3.91%
Other interest-earning assets	198,809	10,469	5.27%	194,205	3,790	1.95%
Total interest-earning assets	2,477,256	151,177	6.10%	2,199,300	101,751	4.63%
Noninterest-earning assets
Cash and due from banks	21,565			20,735
ACL on loans	(25,495)			(22,125)
Other assets	76,433			73,951
Total noninterest-earning assets	72,503			72,561
Total assets	$2,549,759			$2,271,861
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$470,750	16,190	3.44%	$504,275	4,970	0.99%
Savings	7,499	18	0.24%	14,068	9	0.06%
Time deposits	1,059,985	45,957	4.34%	593,106	7,005	1.18%
Total interest-bearing deposits	1,538,234	62,165	4.04%	1,111,449	11,984	1.08%
Other borrowings	9,192	508	5.53%	6,290	135	2.15%
Total interest-bearing liabilities	1,547,426	62,673	4.05%	1,117,739	12,119	1.08%
Noninterest-bearing liabilities
Noninterest-bearing demand	629,774			831,621
Other liabilities	32,051			16,061
Total noninterest-bearing liabilities	661,825			847,682
Total liabilities	2,209,251			1,965,421
Total shareholders’ equity	340,508			306,440
Total liabilities and shareholders’ equity	$2,549,759			$2,271,861
Net interest income		$88,504			$89,632
Net interest spread (3)			2.05%			3.55%
Net interest margin (4)			3.57%			4.08%
Total deposits	$2,168,008	$62,165	2.87%	$1,943,070	$11,984	0.62%
Total funding (5)	$2,177,200	$62,673	2.88%	$1,949,360	$12,119	0.62%

(1)Total loans include both loans held-for-sale and loans held-for-investment.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

PCB Bancorp and Subsidiary
Loan Segments Revision (Unaudited)
($ in thousands)
As a part of the adoption of ASC 326, the Company reviewed and revised certain loan segments for the Company’s ACL model. Before the adoption of ASC 326, commercial property and SBA property loans were separately presented and represented 63.0% and 6.6% of loans held-for-investment at December 31, 2022, respectively. The Company re-divided these loan segments into commercial property (non-owner occupied), business property (owner occupied) and multifamily loans as these new loan segments are determined to share similar characteristics under the Company’s ACL model. In addition, four loan segments before the adoption of ASC 326 (commercial term loans, commercial lines of credit, SBA term loans and SBA PPP loans), which represented 12.2% of loans held-for-investment at December 31, 2022, are combined into a single loan segment, commercial and industrial loans, as these loans are determined to share similar risk characteristics under the Company’s ACL model. In this release, loan segments on loan related disclosures for prior period comparisons are revised accordingly in order to be comparable to the Company’s new loan segments.
The following table presents a reconciliation of revised loan segments to legacy loan segments, which were utilized before the adoption of ASC 326:

($ in thousands)	12/31/2023	9/30/2023	12/31/2022
Revision for commercial real estate loans
Revised loan segments:
Commercial property	$855,270	$814,547	$772,020
Business property	558,772	537,351	526,513
Multifamily	132,500	132,558	124,751
Total	$1,546,542	$1,484,456	$1,423,284
Legacy loan segments:
Commercial property	$1,418,693	$1,354,590	$1,288,392
SBA property	127,849	129,866	134,892
Total	$1,546,542	$1,484,456	$1,423,284

Revision for commercial and industrial loans
Revised loan segments:
Commercial and industrial	$342,002	$279,608	$249,250
Legacy loan segments:
Commercial term	$122,513	$87,892	$77,700
Commercial lines of credit	201,031	174,585	154,142
SBA commercial term	17,754	16,272	16,211
SBA PPP	704	859	1,197
Total	$342,002	$279,608	$249,250

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)
Return on average tangible common equity, tangible common equity per common share and tangible common equity to total assets ratios
The Company's TCE is calculated by subtracting preferred stock from shareholders’ equity. The Company does not have any intangible assets for the presented periods. Return on average TCE, TCE per common share, and TCE to total assets constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance. These non-GAAP measures should not be viewed as substitutes for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

($ in thousands)		Three Months Ended			Year Ended
		12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Average total shareholders' equity	(a)	$343,735	$343,144	$334,832	$340,508	$306,440
Less: average preferred stock	(b)	69,141	69,141	69,141	69,141	42,053
Average TCE	(c)=(a)-(b)	$274,594	$274,003	$265,691	$271,367	$264,387
Net income	(d)	$5,908	$7,023	$8,702	$30,705	$34,987
Return on average shareholder's equity (1)	(d)/(a)	6.82%	8.12%	10.31%	9.02%	11.42%
Return on average TCE (1)	(d)/(c)	8.54%	10.17%	12.99%	11.31%	13.23%

(1) Annualized.

($ in thousands, except per share data)		12/31/2023	9/30/2023	12/31/2022
Total shareholders' equity	(a)	$348,872	$341,852	$335,442
Less: preferred stock	(b)	69,141	69,141	69,141
TCE	(c)=(a)-(b)	$279,731	$272,711	$266,301
Outstanding common shares	(d)	14,260,440	14,319,014	14,625,474
Book value per common share	(a)/(d)	$24.46	$23.87	$22.94
TCE per common share	(c)/(d)	$19.62	$19.05	$18.21
Total assets	(e)	$2,789,506	$2,567,974	$2,420,036
Total shareholders' equity to total assets	(a)/(e)	12.51%	13.31%	13.86%
TCE to total assets	(c)/(e)	10.03%	10.62%	11.00%